Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

QMMM HOLDINGS LIMITED

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value $0. 001 per share(1)	457(o)	5,239,500	$6.90	$36,152,550	.0.00014760		$5,336.12

Fees Previously Paid

Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$36,152,500			$5,336.12
	Total Fees Previously Paid							$
	Total Fee Offsets							$
	Net Fee Due								$5,336.12

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum aggregate offering price is equal to the average of the high and low prices of shares of QMMM Holdings Limited’s ordinary shares on the Nasdaq Capital Market on September 3, 2024, multiplied by the number of shares registered.